Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals, Inc. Announces Closing of Previously

Announced Public Offering

CORAL GABLES, Fla., November 30, 2017 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (NasdaqCM: CPRX) today reported that it has closed its previously announced public offering of shares of its common stock. The Company sold 16,428,572 shares of its common stock in the offering, which included 2,142,857 shares that were issued upon the full exercise by the underwriters of their over-allotment option, at an offering price of $3.50 per share.

Piper Jaffray & Co. acted as the lead bookrunner. SunTrust Robinson Humphrey, Inc. also acted as a bookrunner. H.C. Wainwright & Co. acted as lead manager and Roth Capital Partners acted as co-manager for the offering.

The net proceeds from the sale of the shares was approximately $53.6 million. The Company plans to use the net proceeds from the offering (i) to fund clinical studies of Firdapse® for the treatment of MuSK-antibody positive Myasthenia Gravis (MuSK-MG) and Spinal Muscular Atrophy (SMA), (ii) to fund pre-commercialization activities for Firdapse®, and (iii) for general corporate purposes.

The shares were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-219259) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement relating to the offering was filed with the SEC on November 28, 2017 and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the prospectus supplement and the accompanying prospectus relating to these securities are available on the Investor Relations section of the Company’s website and on the SEC’s website located at http://www.sec.gov. Copies may also be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by e-mail at prospectus@pjc.com, or by contacting SunTrust Robinson Humphrey, Inc. by mail at 3333 Peachtree Road NE, Atlanta, GA 30326, Attention: Prospectus Department, by telephone at (404) 926-5744, or by e-mail at STRH.Prospectus@suntrust.com.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), MuSK antibody positive myasthenia gravis, and infantile spasms. Firdapse® has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LEMS and Orphan Drug Designation for LEMS, CMS and myasthenia gravis. Firdapse® is the first and only approved drug in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat refractory infantile spasms, and possibly refractory Tourette’s Disorder. CPP-115 has been granted U.S. Orphan Drug Designation for the treatment of infantile spasms by the FDA and has been granted E.U. Orphan Medicinal Product Designation for the treatment of West syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2016, the prospectus supplement that Catalyst filed relating to the offering, and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC’s website at http://www.sec.gov, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contacts

David Schull

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

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